Exhibit 99.(a)(1)(M)

EMAIL TO EMPLOYEES ELIGIBLE FOR SETTLEMENT OFFER

Re:  Synopsys Voluntary Canadian Tax Settlement for Discounted Options

As Brian Beattie announced earlier today, Synopsys is offering to settle additional taxes resulting from employees exercising discounted options.

You are receiving this email because you have been identified as exercising discounted options and as a result, Synopsys erroneously reported these exercises as eligible for a 50% deduction in Box 39 of your Form T4.

For information about this offer to settle, please carefully read the attached Announcement and Frequently Asked Questions.  You can also find this information on the Canadian HR website at http://wwwin.synopsys.com/orgdirs/hr/canada. Please also attend a meeting at the Mississauga and Nepean/Ottawa campuses at which a presentation about the settlement procedure will be made.  These meetings will be simultaneously webcast.  Any employee may attend or participate via webcast.  You will also have the opportunity to ask questions at these meetings.  The meeting information is set forth below:

Wednesday, July 18, 2007 - 10:00 a.m. EDT

Casa Loma meeting room, Mississauga

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Teleconference:  [                                           ]

Thursday, July 19, 2007 - 1:00 p.m. EDT

Laurier meeting room, Nepean/Ottawa

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Please note that in order to participate in this settlement offer, your authorization and consent forms (included in the attached Announcement) must be faxed to Shareholder Services at (650) 584-4484 by August 1, 2007.

Although your participation is completely voluntary, if you do not participate, Synopsys will still need to file an amended Form T4 for each year affected and Synopsys expects that you will eventually receive a notice of reassessment as a result of the amended T4s.

Thank you,

Shareholder Services